Exhibit 99.1

Cubic Reports First Quarter Fiscal Year 2016 Results

•                  Completed acquisitions of TeraLogics, LLC and H4 Global during the first quarter, and acquisition of GATR Technologies, Inc. on February 2, 2016

•                  Sales of $313.8 million for the first quarter

•                  EBITDA(1) of $1.0 million and Adjusted EBITDA(1) of $11.3 million for the quarter

•                  Net loss of $5.4 million, or $0.20 per diluted share for the quarter

•                  Total backlog of $2.920 billion as of December 31, 2015

San Diego, Feb. 4, 2016 – Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter ended December 31, 2015.

“We are very excited about our expansion into the high growth, higher margin C4ISR markets with the acquisitions of TeraLogics and GATR. Historically, our first quarter has often been our least profitable quarter, and this year was further impacted by costs associated with these acquisitions and the continued implementation of our OneCubic ERP and supply chain efficiency efforts. We remain confident that fiscal year 2016 sales and adjusted EBITDA will be higher than last year and fiscal year 2017 will be at record levels,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation.

First Quarter Results

First quarter sales of $313.8 million in 2016 were 1 percent lower than sales of $318.5 million in the corresponding quarter last year. The average exchange rates between the prevailing currency in foreign operations and the U.S. dollar resulted in a decrease in sales of $9.5 million for the first quarter compared to the same period last year. Sales grew for the quarter from Cubic Global Defense Services (CGD Services), but decreased from Cubic Transportation Systems (CTS) and Cubic Global Defense Systems (CGD Systems). The increase in CGD Services sales for the first quarter was primarily due to increased activity at the Joint Readiness Training Center (JRTC). The decrease in CTS sales for the first quarter was primarily due to foreign currency rates. The decrease in CGD Systems sales for the first quarter was mainly caused by lower sales of air combat training systems.

The operating loss in the first quarter of fiscal 2016 was $8.1 million compared to operating income of $7.2 million in the first quarter last year. The decrease was due in part to accelerated expenditures related to strategic and IT system resource planning as part of our OneCubic initiatives, totaling $6.5 million for the first quarter of 2016 compared to $1.1 million in the same quarter last year. In addition, during the first quarter of fiscal 2016, total expenses incurred for the recent acquisitions of businesses and diligence on prospective business acquisitions totaled $4.3 million compared to $1.7 million in the first quarter of fiscal 2015. The net loss in the first quarter of 2016 was $5.4 million, or $0.20 per diluted share, compared to net income of $5.2 million, or $0.19 per diluted share in the corresponding quarter last year.

EBITDA(1) decreased to $1.0 million in the first quarter of 2016 from $15.2 million in the first quarter of 2015 primarily due to increased ERP and acquisition-related expenses, and lower margins on the London follow-on fare collections contract. Adjusted EBITDA(1), which excludes acquisition related expenses, expenses related to ERP system development and supply chain process redesign, restructuring costs and other non-operating income and expenses, decreased to $11.3 million in the first quarter of 2016 from $18.8 million in the corresponding quarter last year.

Total backlog was $2.920 billion at December 31, 2015, compared to $2.976 billion as of September 30, 2015, a decrease of $56.1 million. TeraLogics, a CGD Systems business acquired in December 2015, had $2.7 million of funded backlog and $34.4 million of total backlog on the date of the acquisition. Changes in exchange rates between the prevailing currency in our foreign operations and the U.S. dollar as of the end of the quarter decreased backlog by $5.4 million compared to September 30, 2015.

(1)                EBITDA and Adjusted EBITDA are Non-GAAP metrics - see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of these GAAP and non-GAAP financial measures

Reportable Segment Results

Transportation Systems (40 percent of first quarter 2016 consolidated sales)

	Three Months Ended
	December 31,
	2015	2014
	(in millions)

Transportation Systems Segment Sales	$125.8	$131.5

Transportation Systems Segment Operating Income	$3.6	$12.1

CTS sales decreased 4 percent in the first quarter to $125.8 million compared to $131.5 million last year. Foreign currency exchange rates had a significant impact on the comparability of CTS sales between the quarters. The average exchange rates between the prevailing currency in CTS’ foreign operations and the U.S. dollar resulted in a decrease in sales of $6.8 million for the first quarter compared to the same period last year. Decreases in transportation sales in Australia and the U.K. were partially offset by higher sales in the U.S.

CTS operating income decreased 70 percent in the first quarter to $3.6 million compared to $12.1 million last year. For the quarter, the decrease in operating income is primarily the result of the transition to our follow-on fare collections contract in London that has lower margins than the legacy contract. In the first quarter of fiscal 2016, margins on the follow-on contract were further impacted by transition costs. These decreases were partially offset by increased operating profits in the U.S. primarily due to reductions in losses on contracts in Vancouver and Chicago.

CGD Systems (31 percent of first quarter 2016 consolidated sales)

	Three Months Ended
	December 31,
	2015	2014
	(in millions)

Cubic Global Defense Systems Segment Sales	$95.9	$98.0

Cubic Global Defense Systems Segment Operating Loss	$(3.4)	$(2.7)

CGD Systems sales decreased 2 percent in the first quarter to $95.9 million compared to $98.0 million last year. Sales were lower from air combat training systems in the Middle East and Australia ground combat training system sales in the Far East, as well as from datalink sales. These lower sales were partially offset by increased sales of Multiple Integrated Laser Engagement System (MILES) equipment and ground combat training systems. In addition, DTECH Labs, Inc., a secure communications business acquired by CGD Systems in December 2014 contributed sales of $7.8 million in the first quarter of fiscal 2016 compared to $1.0 million for the first quarter last year.

The CGD Systems operating loss increased 26 percent in the first quarter of fiscal 2016 to $3.4 million compared to $2.7 million last year. The operating losses recognized by Cubic for businesses acquired since fiscal 2014, including TeraLogics, H4 Global, Intific and DTECH, as well as costs of diligence on the acquisition of GATR Technologies, Inc., which closed on February 2, 2016, totaled $4.4 million in the quarter ended December 31, 2015 compared to $1.5 million during the quarter ended December 31, 2014.

The operating loss in the first quarter of 2015 was primarily caused by an increase in estimated development costs on a contract for a training system, cost growth on a simulator contract in the Middle East and losses on recently acquired companies, as noted above. The increase in operating loss between the first quarter of fiscal 2016 and the corresponding quarter last year was also caused by lower profits from decreased sales of air combat training systems, ground combat training systems in the Far East and data link products.

CGD Services (29 percent of first quarter 2016 consolidated sales)

	Three Months Ended
	December 31,
	2015	2014
	(in millions)

Cubic Global Defense Services Segment Sales	$92.1	$89.0

Cubic Global Defense Services Segment Operating Income	$0.2	$-

CGD Services sales increased 3 percent in the first quarter to $92.1 million compared to $89.0 million last year. Sales for the first quarter were higher primarily because of increased activity at the JRTC, higher sales from a Marine Corps training contract that was awarded in fiscal 2015 and increased activity supporting Special Operations Forces training.

CGD Services operating income increased in the first quarter to $0.2 million compared to breakeven last year. In the first quarter of fiscal 2016 operating margins increased from sales of Special Operations Forces training. Margins also increased due to a decrease in amortization expense related to purchased intangible assets. Increases in operating income were partially offset by operating losses realized on the Marine Corp training contract that was bid in an extremely competitive environment.

Cash Flows

Operating activities used cash of $49.6 million in the first quarter of 2016 compared to cash provided by operating activities of $8.3 million in the corresponding quarter in 2015. In 2016 CGD Systems and CTS used cash, partially offset by CGD Services positive cash flows.

Conference Call

Cubic management will host a conference call to discuss the company’s first quarter 2016 results today, Thursday February 4, 2016 at 1:00 p.m. EST/10:00 a.m. PST, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Call Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•                 (877) 407-8293 for domestic callers

•                 (201) 689-8349 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com.

Please visit the website at least 15 minutes prior to the call to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the Investor Relations tab of Cubic’s website.

About Cubic

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. As the parent company of two major business units, Cubic’s mission is to increase situational awareness and understanding for customers worldwide. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of realistic combat training systems, secure communications and networking and highly specialized support services for military and security forces of the U.S. and allied nations. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; making investments in our company to drive increased productivity and efficiency in the future; anticipated lower sales, operating income and gross margin percentage in the future under our new contract with TfL; and the potential recovery of certain costs related to a contract for the development of a virtual training system. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward- looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,
	2015	2014
	(in thousands)

Net income (loss) attributable to Cubic	$(5,414)	$5,152

Add:
Interest expense, net	940	406
Income taxes	(3,428)	695
Depreciation and amortization	8,948	8,947
Noncontrolling interest in income of VIE	-	10
EBITDA	1,046	15,210

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	4,297	1,685
ERP system development and supply chain process redesign expense	6,506	1,139
Restructuring costs	(386)	(148)
Other non-operating expense (income), net	(175)	916
Adjusted EBITDA	$11,288	$18,802

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

(amounts in thousands, except per share data)

	Three Months Ended
	December 31,
	2015	2014
Net sales:
Products	$124,969	$128,612
Services	188,844	189,876
	313,813	318,488

Costs and expenses:
Products	99,192	104,424
Services	154,656	149,292
Selling, general and administrative	58,491	47,554
Research and development	3,482	4,252
Amortization of purchased intangibles	6,455	5,935
Restructuring costs	(386)	(148)
	321,890	311,309

Operating income (loss)	(8,077)	7,179

Other income (expense):
Interest and dividend income	398	465
Interest expense	(1,338)	(871)
Other income (expense) - net	175	(916)

Income (loss) before income taxes	(8,842)	5,857

Income taxes	(3,428)	695

Net income (loss)	(5,414)	5,162

Less noncontrolling interest in income of VIE	-	10

Net income (loss) attributable to Cubic	$(5,414)	$5,152

Net income (loss) per share attributable to Cubic
Basic	$(0.20)	$0.19
Diluted	$(0.20)	$0.19

Weighted average shares used in per share calculations:
Basic	26,964	26,860
Diluted	26,964	26,885

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	September 30,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$171,363	$218,476
Restricted cash	71,657	69,245
Marketable securities	23,611	30,533
Accounts receivable - net	352,601	358,925
Recoverable income taxes	8,063	753
Inventories - net	74,134	63,700
Deferred income taxes and other current assets	39,405	33,670
Total current assets	740,834	775,302

Long-term contract receivables	42,080	36,809
Long-term capitalized contract costs	71,689	73,017
Property, plant and equipment - net	82,727	74,690
Deferred income taxes	1,533	11,443
Goodwill	257,255	237,899
Purchased intangibles - net	81,262	72,936
Other assets	7,703	18,180
	$1,285,083	$1,300,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$110,000	$60,000
Trade accounts payable	23,245	47,170
Customer advances	80,418	77,083
Accrued compensation and other current liabilities	137,748	143,919
Income taxes payable	3,019	4,675
Deferred income taxes	-	13,404
Current portion of long-term debt	511	525
Total current liabilities	354,941	346,776

Long-term debt	126,021	126,180
Other long-term liabilities	62,287	71,032

Shareholders’ equity:
Common stock	26,020	25,560
Retained earnings	813,172	818,642
Accumulated other comprehensive loss	(61,280)	(51,836)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	741,834	756,288
	$1,285,083	$1,300,276

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	December 31,
	2015	2014

Operating Activities:
Net income (loss)	$(5,414)	$5,162
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,948	8,947
Share-based compensation expense	2,118	1,053
Changes in operating assets and liabilities, net of effects from acquisitions	(55,239)	(6,881)
NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES	(49,587)	8,281

Investing Activities:
Acquisition of businesses, net of cash acquired	(29,718)	(83,423)
Purchases of property, plant and equipment	(10,360)	(876)
Purchases of marketable securities	(7,541)	-
Proceeds from sales or maturities of marketable securities	14,176	-
Purchases of other assets	-	(2,352)
NET CASH USED IN INVESTING ACTIVITIES	(33,443)	(86,651)

Financing Activities:
Proceeds from short-term borrowings	72,600	60,000
Principal payments on short-term borrowings	(22,600)	-
Principal payments on long-term debt	(131)	(138)
Purchase of common stock	(1,658)	(1,582)
Net change in restricted cash	(2,412)	(59)
Contingent consideration payments related to acquisitions of businesses	(1,679)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	44,120	58,221

Effect of exchange rates on cash	(8,203)	(8,437)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(47,113)	(28,586)

Cash and cash equivalents at the beginning of the period	218,476	215,849

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$171,363	$187,263

Supplemental disclosure of non-cash investing and financing activities:

Liability incurred to acquire TeraLogics, net	$5,098	$-
Liability incurred to acquire H4 Global, net	$1,568	$-
Liability incurred to acquire DTECH, net	$-	$14,891